Exhibit 4.1

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
          REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH
      SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF
        AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH
                          ACT, OR AN OPINION OF COUNSEL
       IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO COUNSEL TO
          THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT
               OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

                              ____________________

                                  I-TRAX, INC.
                                ONE LOGAN SQUARE
                         130 N. 18TH STREET, SUITE 2615
                             PHILADELPHIA, PA 19103
                            PHONE NO.: (215) 557-7488
                             FAX NO.: (215) 557-7820

                                 PROMISSORY NOTE


Number: B-1                                          Principal Amount: $100,000
Issue Date: March 30, 2003

         FOR VALUE RECEIVED, I-TRAX, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of JOSEPH E. SHAMY AND GRETA SHAMY, as Tenants in Common, or their registered assigns (the "Holder") the sum of $100,000 on February 27, 2004 (the "Maturity Date"), and to pay interest on the unpaid principal balance hereof at the rate 6% per annum from March 30, 2003 (the "Issue Date") until the same becomes due and payable, whether on Maturity Date or upon acceleration or otherwise. Any amount of principal or interest on this Promissory Note which is not paid when due will, from and after expiration of the grace period (as provided for in Section 5 below) which follows the receipt of a Default Notice (as defined in Section 5 below), bear interest at the rate of twelve percent (12%) per annum until the same is paid ("Default Interest").

         This Promissory Note is being issued by Borrower to the Holder pursuant to a Subscription Agreement dated as of March 30, 2003 (the "Subscription Agreement").

         The following terms apply to this Promissory Note:

         Section 1. Defined Terms. As used in this Promissory Note, the following terms have the meaning set forth below:

                  "Conversion Stock" means shares of the Borrower's authorized but unissued common stock ("Common Stock") issuable upon the conversion of any portion of outstanding principal of, and accrued and unpaid interest under, this Promissory Note.

                  "Conversion Price" equals to the lesser of (i) $1.50 and (ii) the per share price of the Common Stock sold by the Borrower in any offering of its Common Stock or securities convertible or exchangeable for Common Stock, as, in each such case, the Conversion Price may be further adjusted from time to time in accordance with Section 3.4 below.

                  "Securities Act" means the Securities Act of 1933, as amended.

         Section 2. Payments.



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                  2.1 Interest. Interest will accrue as of the Issue Date, will be computed on the basis of a 365-day year and the actual number of days elapsed and is payable on the Maturity Date and as otherwise required in accordance with the terms hereof. All cash payments due hereunder will be made in lawful money of the United States of America. All payments will be made at such address as the Holder may hereafter give to the Borrower by written notice made in accordance with the provisions of this Promissory Note.

                  2.2 Prepayment. Subject to a 10 days advance notice, the Borrower may prepay in cash the outstanding principal of, or any accrued and unpaid interest under, this Promissory Note, in whole or in part, at any time.

         Section 3. Conversion.

                  3.1 Conversion. Subject to the terms of this Promissory Note, the Holder may, at any time, on or prior to the payment in full of the outstanding principal and accrued but unpaid interest under this Promissory Note, convert all or any part of such principal or such accrued interest into Conversion Stock at the then applicable Conversion Price.

                  3.2 Reservation of Shares. The Borrower will at all times reserve and keep available for issuance upon the conversion of this Promissory Note such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion of all of the then outstanding principal of, and accrued but unpaid interest under, this Promissory Note, and upon such issuance such shares of Common Stock will be validly issued, fully paid and nonassessable.

                  3.3 Method of Conversion.

                           (a) Subject to the terms of this Promissory Note, if
the Holder elects to convert, in whole or in part, the outstanding principal of, and accrued but unpaid interest under, this Promissory Note pursuant to Section
3.1 above, then the Holder will: (i) submit to the Borrower a duly executed notice of conversion in the form attached hereto as Exhibit I (the "Notice of Conversion"), which notice must specify the portion of the outstanding principal of, and accrued but unpaid interest under, this Promissory Note that is subject to conversion, the then applicable Conversion Price and the number of shares of Conversion Stock issuable upon such conversion; and (ii) surrender this Promissory Note at the principal office of the Borrower. The date on which the Borrower has received the documents specified above will be the "Conversion Date."

                           (b) Certificates for shares of Conversion Stock will
be delivered by the Borrower to the Holder within 10 days after the Conversion Date. In the event the Holder does not elect to convert all of the outstanding principal under this Promissory Note, the Borrower will prepare a new Promissory Note, substantially identical hereto. The Borrower will, within such 10-day period, deliver such new Promissory Note to the person or entity designated for delivery in the Notice of Conversion.

                           (c) The Conversion Stock will be deemed to have been
issued to the Holder on the Conversion Date, and the Holder will be deemed for all purposes to have become the record Holder of such Conversion Stock on the Conversion Date.

                           (d) The issuance of certificates for shares of
Conversion Stock will be made without charge to the Borrower for any issuance tax in respect thereof or any other cost incurred by the Borrower in connection with such exercise and the related issuance of shares of Conversion Stock.

                           (e) If any conversion of the outstanding principal
of, and accrued but unpaid interest under, this Promissory Note would result in a fractional share of Common Stock, the Borrower will, within 10 days after the Conversion Date, deliver to the Holder a check payable to the Holder in lieu of such fractional share, in an amount equal to the market price of such fractional share as of the close of business on the Conversion Date.

                  3.4 Adjustment of Conversion Price.


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                           (a) The Conversion Price will only be adjusted as
provided in Section 1 above and
this Section 3.4.

                           (b) In the event the Borrower, at any time after the
date hereof, (i) issues any shares of Common Stock, any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock ("Convertible Securities"), or any rights to purchase Common Stock or Convertible Securities, as a dividend upon outstanding shares of Common Stock, or (ii) issues any shares of Common Stock in subdivision of outstanding shares of Common Stock by reclassification or otherwise, or (iii) combines outstanding shares of Common Stock, by reclassification or otherwise, the Conversion Price which would apply if purchase rights hereunder were being exercised immediately prior to such action by the Borrower will be adjusted by multiplying it by a fraction, the numerator of which will be the number of shares of Common Stock issued or then issuable upon conversion or exchange of the then outstanding Convertible Securities immediately prior to such dividend, subdivision or combination and the denominator of which will be the number of shares of Common Stock issued or then issuable upon conversion or exchange of the then outstanding Convertible Securities immediately after such dividend, subdivision or combination.

                           (c) No adjustment of the Conversion Price will be
made if the amount of such adjustment will be less than one cent per share, but in such case any adjustment that would otherwise be required then to be made will be carried forward and will be made at the time and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, will amount to not less than one cent per share.

                           (d) If any event occurs of the type contemplated by
the provisions of this Section 3.4 but not expressly provided for by such provisions, the Board of Directors of the Borrower will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder.

                  3.5 Notice of Adjustments. Immediately upon any adjustment of the Conversion Price, the Borrower will send written notice thereof to the Holder, stating the adjusted Conversion Price and the increased or decreased number of shares issuable upon conversion of this Promissory Note and setting forth in reasonable detail the method of calculation for such adjustment. When appropriate, such notice may be given in advance and included as part of any notice required to be given to the Holder pursuant to terms hereof.

                  3.6 No Voting Rights. This Promissory Note will not entitle the Holder to any voting rights or other rights as a stockholder of the Borrower.

         Section 4. Seniority. The debt represented by this Promissory Note is unsecured and subordinate and junior in right to the debt issued by the Borrower to Palladin Opportunity Fund, LLC under the Purchase Agreement dated February 4, 2002 between the Borrower and Palladin Opportunity Fund, LLC and junior to the debt issued by the Borrower to "Lenders" under the Amended and Restated Promissory Note and Warrant Agreement dated March 2, 2001 among the Borrower and the Lenders thereunder.

         Section 5. Events of Default. If any of the following events of default (each, an "Event of Default") occurs:

                  5.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Promissory Note, whether at maturity, upon acceleration or otherwise;

                  5.2 Conversion. The Borrower (a) fails to issue Common Stock to the Holder upon conversion the outstanding principal of, and accrued but unpaid interest under, this Promissory Note in accordance with the terms hereof; provided, however, that if the Borrower fails to issue shares of Conversion Stock because of circumstances governed by Section 3.2 hereof, the Borrower will have a grace period of 20 days to cure such failure before such failure is deemed an Event of Default, or (b) fails to transfer or cause its Transfer Agent to transfer (electronically or in certificated form) any certificate for Conversion Stock issued to the Holder as and when required by this Promissory Note;



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                  5.3 Receiver or Trustee. The Borrower or any subsidiary of the
Borrower make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee is otherwise appointed; or

                  5.4 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against the Borrower or any "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) of the Borrower;

then, upon the occurrence and during the continuation of any Event of Default specified in this Section 5, at the election of the Holder exercisable through the delivery of written notice to the Borrower by such Holder (the "Default Notice"), and following a cure period of 10 days after the receipt by the Borrower of the Default Notice, the Promissory Note will become immediately due and payable and the outstanding principal and accrued but unpaid interest due under this Promissory Note will accrue Default Interest.

         Section 6.  Miscellaneous.

                  6.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  6.2 Notices. Any notice herein required or permitted to be given must be in writing and may be personally served or delivered by courier or sent by United States mail and will be deemed to have been given upon receipt if personally served (which includes telephone line facsimile transmission) or sent by courier or 3 days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder is as shown on the records of the Borrower, and the address of the Borrower is One Logan Square, 130 N. 18th Street, Suite 2615, Philadelphia, Pennsylvania 19103. Both the Holder and the Borrower may change the address for service by service of written notice to the other as herein provided.

                  6.3 Amendments. Except as otherwise expressly provided herein, this Promissory Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term "Promissory Note" and all reference thereto, as used throughout this instrument, means this Promissory Note as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                  6.4 Assignability. This Promissory Note is binding upon the Borrower and its successors and assigns, and inures to be the benefit of the Holder and its successors and assigns.

                  6.5 Cost of Collection. If default is made in the payment of this Promissory Note, the Borrower will pay the Holder hereof costs of collection, including reasonable attorneys' fees.

                  6.6 Governing Law. This Promissory Note is governed by the internal laws of the State of Delaware, without regard to the principles of conflict of laws.

                  6.7 Denominations. At the request of the Holder, upon surrender of this Promissory Note, the Borrower will promptly issue new Promissory Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations as the Holder may request.

                  6.8 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Promissory Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Promissory Note, that the Holder will be entitled, in addition to all other




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available remedies at law or in equity, to an injunction or injunctions restraining, preventing or curing any breach of this Promissory Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.


                     [Signature appears on following page.]

         IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be signed in its name by its duly authorized officer this 30th day of March 2003.


                                  I-TRAX, INC.



                                  By:   /s/ Frank A. Martin
                                        Frank A. Martin, Chief Executive Officer




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